Exhibit 23.3 Consent of Independent Auditor We consent to the incorporation by reference in Registration Statement No. 333-198158 on Form S-3, No. 333-215229 on Form S-3ASR and No. 333-212913 on Form S-8 of Hannon Armstrong Sustainable Infrastructure Capital, Inc. of our report dated March 21, 2018, on our audits of the consolidated financial statements of Helix Fund I, LLC as of December 31, 2017 and January 1, 2017, and for the fiscal year ended December 31, 2017 and the period from December 2, 2016 (inception) through January 1, 2017, which report is included in the Annual Report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2018. /s/ CohnReznick LLP Atlanta, Georgia March 26, 2019